[W&C letterhead]

FFB:KFC:EMT                                                    February 26, 2008

Deutsche Bank Trust Company Americas,
  as Depositary under the Deposit Agreement referred to below
60 Wall Street
New York, NY 10005
United States

Ladies and Gentlemen:

     We refer to the Registration Statement on Form F-6 (the "Registration Statement") relating to American Depositary Shares (as defined in the Deposit Agreement) evidenced by Receipts (as defined in the Deposit Agreement), each Receipt representing two ordinary shares of 25p each in Marks and Spencer Group p.l.c. (the "Company"). Terms used herein and not defined herein shall have the meanings assigned to them in the Form of Supplemental Agreement No. 1 (the "Supplemental Agreement") and in the Deposit Agreement dated March 19, 2002 (the "Deposit Agreement") to which the Supplemental Agreement relates. The Deposit Agreement and the Supplemental Agreement appear, respectively, as Exhibits
(a)(1) and (a)(2) to the Registration Statement.

     In rendering the opinions set forth herein, we have assumed that (i) the Deposit Agreement was duly authorized, executed and delivered by the Company, JPMorgan Chase Bank and the Holders and constitutes a valid and legally binding obligation of the Company enforceable against it in accordance with its terms,
(ii) the Supplemental Agreement will have been duly authorized, executed and delivered by the Company and will constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms,
(iii) the relevant Deposited Securities will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations, (iv) that the choice of New York law contained in the Supplemental Agreement and the Deposit Agreement is legal and valid under the laws of England and Wales and (v) that insofar as any obligation under the Supplemental Agreement or the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

     Based upon and subject to the foregoing, we are of the opinion that the American Depositary Shares covered by the Registration Statement, when evidenced by Receipts that are duly executed and delivered by the Depositary and issued in accordance with the terms of
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Deutsche Bank Trust Company Americas, as Depositary

Feburary 26, 2008

the Deposit Agreement, as amended by the Supplemental Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement, as amended by the Supplemental Agreement, and those Receipts.

     The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York and we express no opinion as to the laws of any other jurisdiction.

     We hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement. In giving such consent, we do not admit hereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                              Very truly yours,


                                                            /s/ White & Case LLP

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